Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Digital TV Holding Co., Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-149888, No. 333-178533 and No. 333-186336) on Form S-8 of China Digital TV Holding Co., Ltd. of our report dated April 21, 2017, with respect to the consolidated balance sheets of China Digital TV Holding Co., Ltd. as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), changes in equity, cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2016 annual report on Form 20-F of China Digital TV Holding Co., Ltd..

/s/ KPMG Huazhen LLP

Beijing, China
April 21, 2017